EXHIBIT 5.1

[MCGUIREWOODS LLP LETTERHEAD]

February 8, 2013

Jacksonville Bancorp, Inc.

100 North Laura Street, Suite 1000

Jacksonville, Florida 32202

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Jacksonville Bancorp, Inc., a Florida corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company on the date of this opinion letter with the Securities and Exchange Commission (the “SEC”) in connection with the offer and sale of up to an aggregate of (i) 50,000 shares of the Company’s Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock, Series A (the “Series A Preferred Shares”), (ii) 52,360,000 shares of the Company’s nonvoting common stock, $0.01 par value per share, issuable upon the conversion of the Series A Preferred Shares (the “Nonvoting Common Shares”), and (iii) 100,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Shares,” and together with the Series A Preferred Shares and the Nonvoting Common Shares, the “Shares”). The Series A Preferred Shares were issued by the Company in a private placement transaction (the “Private Placement”) pursuant to (a) that certain Amended and Restated Stock Purchase Agreement dated as of December 31, 2012 by and between the Company and the investors listed therein (the “Stock Purchase Agreement”), (b) those certain Subscription Agreements accepted by the Company on December 31, 2012 by and between the Company and each of certain of the Company’s directors, executive officers and other related persons (collectively, the “Subscription Agreements”), and (c) that certain Amended and Restated Exchange Agreement dated December 31, 2012 between the Company and CapGen Capital Group IV LP (the “Exchange Agreement,” and together with the Stock Purchase Agreement and the Subscription Agreements, the “Purchase Agreements”). The Common Shares consist of (x) 47,640,000 shares issuable upon the conversion of the Series A Preferred Stock, and (y) 52,360,000 shares issuable upon the conversion of the Nonvoting Common Shares. The Common Shares and Nonvoting Common Shares are collectively referred to herein as the “Conversion Shares”). All of the Shares are being registered on behalf of certain shareholders of the Company. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Jacksonville Bancorp, Inc.

February 8, 2013

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Registration Statement, including the exhibits being filed therewith and incorporated by reference therein from previous filings made by the Company with the SEC;

(b) the prospectus contained in the Registration Statement (the “Prospectus”); and

(c) the Purchase Agreements.

In addition we have examined and relied upon the following:

(i) a certificate from the secretary of the Company certifying as to (A) true and correct copies of the Amended and Restated Articles of Incorporation (as amended to date, the “Articles”) and Amended and Restated Bylaws of the Company (together with the Articles, the “Organizational Documents”) and (B) the resolutions of the Board of Directors of the Company or a duly authorized committee thereof authorizing the filing of the Registration Statement, approving the offer and sale of the Series A Preferred Shares under the Purchase Agreements and approving the Capital Amendment (as defined in the Stock Purchase Agreement);

(ii) a certificate dated February 7, 2013 issued by the Florida Secretary of State, attesting to the corporate status and good standing of the Company in the State of Florida (the “Status Certificate”); and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents, certificates and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the laws of the State of Florida and the relevant laws of the United States.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters.

(b) Signatures. The signatures of individuals who have signed the Purchase Agreements are genuine and (other than those of individuals signing on behalf of the Company) authorized.

Jacksonville Bancorp, Inc.

February 8, 2013

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All parties to the Purchase Agreements are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Purchase Agreements and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Company as of the date hereof. All individuals who have signed the Purchase Agreements had the legal capacity to execute such agreements.

(e) Authorization, Execution and Delivery of Purchase Agreements. The Purchase Agreements and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except no such assumption is made as to the Company.

(f) Purchase Agreements Binding on Certain Parties. The Purchase Agreements and the documents required or permitted to be delivered thereunder are or will be valid and binding obligations enforceable against the parties thereto in accordance with their terms, except no such assumption is made as to the Company.

(g) Series A Preferred Stock Sale. The Series A Preferred Shares were issued and sold as contemplated by the Purchase Agreements and the Company has received the consideration provided for in the Purchase Agreements.

(h) Conversion Shares. Upon the issuance of the Conversion Shares subsequent to the date hereof, the total number of shares of common stock and nonvoting common stock of the Company issued and outstanding on the dates subsequent to the date hereof on which any Conversion Shares are issued, after giving effect to such issuance of such Conversion Shares, will not exceed the total number of shares of the Company’s common stock and nonvoting common stock, respectively, that the Company is authorized to issue under the Articles as then currently in effect.

(i) Noncontravention. Neither the offer and sale of the Series A Preferred Shares by the Company or the execution and delivery of the Purchase Agreements by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made as to the Company as to its Organizational Documents, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made as to the Company as to any Applicable Law, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made as to the Company as to the Purchase Agreements.

Jacksonville Bancorp, Inc.

February 8, 2013

(j) Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Shares by the Company or to the execution and delivery of the Purchase Agreements by the parties thereto or the performance by such parties of their obligations thereunder will have been obtained or made.

(k) No Mutual Mistake, Amendment, etc. There has not been, and will not be, any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Shares as contemplated by the Registration Statement, Prospectus and any supplements to the Prospectus. There are no oral or written statements or agreements that modify, amend or vary, or purport to amend or vary, any of the terms of the Purchase Agreements.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. Based solely upon its Status Certificate, the Company is a validly existing corporation under the laws of the State of Florida, and is in good standing under such laws.

2. Power and Authority. The Company has the corporate power and authority to issue the Shares.

3. Series A Preferred Shares. The Series A Preferred Shares are duly authorized, validly issued, fully paid and nonassessable.

4. Conversion Shares. When (i) the requisite number of shareholders of the Company have approved the issuance of the Conversion Shares, (ii) the requisite number of shareholders of the Company have approved the Capital Amendment (as defined in the Stock Purchase Agreement) in substantially the form attached to the Stock Purchase Agreement, (iii) the Capital Amendment has been filed with the Florida Secretary of State and become effective and (iv) certificates in the form required under the laws of the State of Florida representing the Conversion Shares are duly executed, countersigned, registered and delivered, if such Conversion Shares are certificated, the Conversion Shares, if and when issued upon conversion from time to time of the Series A Preferred Shares or the Nonvoting Common Shares, as the case may be, and in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and nonassessable.

Jacksonville Bancorp, Inc.

February 8, 2013

Qualification and Limitation Applicable to Our Opinions

The opinions set forth above are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP